Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Almost Family, Inc. 2017 Stock and Incentive Compensation Plan of our reports dated March 14, 2017, with respect to the consolidated financial statements and schedule of Almost Family, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of Almost Family, Inc. and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 30, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Louisville, KY

May 10, 2017